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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 13G
Under the Securities Exchange Act of 1934
InterAmerican Acquisition Group Inc.

(Name of Issuer)
Warrants

(Title of Class of Securities)
458396124

(CUSIP Number)
November 28, 2007

(Date of Event Which Requires Filing of this Statement)
Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
     ☐ Rule 13d-1(b)
     ☑ Rule 13d-1(c)
     ☐ Rule 13d-1(d)
The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

Page 1 of 6 pages

CUSIP No.	458396124

1	NAMES OF REPORTING PERSONS Mitchell Metzman

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

United States of America

	5	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH:	8	SHARED DISPOSITIVE POWER

350,000

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

350,000

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

5.5%(1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IN
(1) Based on 6,375,000 warrants issued and outstanding as reported in the Issuer’s Annual Report on Form 8-K, filed with the Securities and Exchange Commission on September 17, 2007.

Page 2 of 6 pages

CUSIP No.	458396124

1	NAMES OF REPORTING PERSONS Marnie Metzman

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

United States of America

	5	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH:	8	SHARED DISPOSITIVE POWER

350,000

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

350,000

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

5.5%(1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IN
(1) Based on 6,375,000 warrants issued and outstanding as reported in the Issuer’s Annual Report on Form 8-K, filed with the Securities and Exchange Commission on September 17, 2007.

Page 3 of 6 pages

CUSIP No. 458396124

Item 1(a):	Name of Issuer.

InterAmerican Acquisition Group Inc.

Item 1(b):	Address of Issuer’s Principal Executive Offices.

2918 Fifth Avenue South, Suite 209
San Diego, California 92103

Item 2(a):	Name of Person Filing.

This statement is filed by Mitchell Metzman and Marnie Metzman

Item 2(b):	Address of Principal Business Office or, if none, Residence.

4808 Moorland Lane, Suite 109
Bethesda, Maryland 20814

Item 2(c):	Citizenship.

Each of Mitchell Metzman and Marnie Metzman is a citizen of the United States.

Item 2(d):	Title of Class of Securities.

Warrants

Item 2(e):	CUSIP Number.

458396124

Item 3:	If this statement is filed pursuant to Rule 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:

Not Applicable

Item 4:	Ownership.

See Items (5) - (9) and (11) of the cover page for the Reporting Person.

Item 5:	Ownership of Five Percent or Less of a Class.

Not Applicable

Page 4 of 6 pages

CUSIP No. 458396124

Item 6:	Ownership of More than Five Percent on Behalf of Another Person.

Not Applicable

Item 7:	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

Not Applicable

Item 8:	Identification and Classification of Members of the Group.

Not Applicable

Item 9:	Notice of Dissolution of Group.

Not Applicable

Item 10:	Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Page 5 of 6 pages

CUSIP No. 458396124
SIGNATURE
     After reasonable inquiry and to the best of my knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: December 5, 2007

/s/ Mitchell Metzman

Mitchell Metzman

/s/ Marnie Metzman

Marnie Metzman

Page 6 of 6 pages